EXHIBIT 10.7

EMPLOYEE CONFIDENTIALITY, TRADE SECRETS
AND NONCOMPETITION AGREEMENT

Employee	Employee No.	Hire Date

Recitals

A.	BioReliance Corporation and its subsidiaries and affiliates ( collectively, the “Corporation”) is involved in a broad range of biological research, testing and manufacturing services.

B.	The Employee recognizes that the Corporation’s success in a highly competitive marketplace depends upon maintaining the confidentiality of its proprietary information, trade secrets, and client and prospective client information. The Employee also recognizes that, while employed by the Corporation, he/she will have access to and might become familiar with various proprietary and confidential information and trade secrets relating to, owned by and regularly used in the operation of the Corporation and its affiliated entities including, but not limited to, processes, formulas, designs, customer lists, business contacts, methods of operation, results of analysis, business, marketing and pricing plans and strategies, financial data, costs, revenues and similar information (“Confidential Information”). The Employee acknowledges that his/her employment with the Corporation will, of necessity, provide him/her with specialized knowledge and familiarity with such Confidential Information which, if used in competition with the Corporation or any of its affiliated entities could cause serious harm to the Corporation.

Agreements

IN CONSIDERATION OF the Corporation’s agreement to employ the Employee, and the Employee’s agreement to accept employment with the Corporation, the parties acknowledge the receipt of sufficient consideration and agree as follows:

Section 1. Exclusive Services

While employed by the Corporation, the Employee shall devote his or her complete business time, attention, energies, efforts and skills to the Corporation’s business; shall not engage, directly or indirectly, in any other business activity without the express written consent of the Corporation’s Chief Executive Officer and shall not, directly or indirectly (either as an employee, employer, consultant, agent or in any other capacity), engage or participate in any business that is in any manner whatsoever in, or the Employee knows to be contemplating entering into, competition with business of the Corporation or any of its affiliated entities.

     Section 2. Non-Disclosure of Confidential Information; Corporation Documents

(a)	Non-Disclosure. The Employee shall maintain the confidentiality of all Confidential Information and shall not disclose, either directly or indirectly, Confidential Information to any person, firm or business, or use Confidential Information, except as required in the course of employment with the Corporation or as authorized in writing by the Corporation’s Chief Executive Officer, during the term of such employment or at any time thereafter. Similarly, the Employee shall maintain the confidentiality of all Confidential Information of any third party with whom the Corporation has a business relationship, provided that such Confidential Information is disclosed to the Employee in the course of the Employee’s employment with the Corporation.

(b)	Exception to Non-Disclosure. This section shall not apply to, and the Employee may use or discuss freely, any Confidential Information which is now, or subsequently becomes, in the public domain, provided the employee’s actions did not cause such information to enter into the public domain.

(c)	Corporation Property. All files, records, documents, drawings, equipment and other similar items relating in any manner to the Corporation’s business, whether prepared by the Employee or otherwise coming into his or her possession (collectively, “Documents”), shall remain the exclusive property of the Corporation and shall not be removed without the prior written consent of the Corporation’s Chief Executive Officer, and upon termination of employment, the Employee shall immediately return any and all Documents, or reproductions of such Documents, to the Corporation.

Section 3. Rights to Intellectual Property

(a)	Ownership. Any and all inventions, processes, discoveries, know-how, improvements, patent rights, letters patent, programs, copyrights, trademarks, trade names, service marks and applications thereof, in the United States and all other countries, and any and all rights and interest in, to and under the same, made, invented, acquired or possessed by the Employee, resulting or arising out of, directly or indirectly, the services performed by the Employee for the Corporation (the “Intellectual Property”), shall be promptly disclosed to the Corporation and shall be the exclusive property of the Corporation.

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(b)	Assignment of Intellectual Property. The Employee shall, without additional compensation (unless authorized by the Corporation), execute all documents, and perform any and all other acts necessary or desired by the Corporation, to fully and completely vest and confirm in the Corporation all rights contemplated by Section 3(a) of this Agreement. The failure of the Corporation to execute the documents or perform the acts required to vest in the Corporation all rights contemplated by Section 3(a) shall not constitute a waiver of the Corporation of any rights available under this agreement.

(c)	Employee’s Unpatented Inventions. Within seven (7) days of the Hiring Date referred to above, the Employee shall provide the Corporation with a list describing all unpatented inventions made or conceived by the Employee prior to the date of this agreement. The Corporation shall attach this list to, and maintain a copy of the list with, this Agreement. Any inventions described on the list shall be excluded from the requirement of this Section 3 and shall remain the exclusive property of the Employee.

Section 4. Noncompetition

(a)	Non-Compete. While employed by the Corporation, and for a period of one year after the termination or expiration thereof, the Employee will not directly or indirectly:

(i)	as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held Corporation), engage in the business of developing, producing, marketing or selling services or products of the kind or type developed or being developed, produced, marketed or sold by the Corporation while the Employee was employed by the Corporation; or

(ii)	recruit, solicit or induce, or attempt to induce, any employee or employees of the Corporation to terminate their employment with, or otherwise cease their relationship with, the Corporation; or

(iii)	solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Corporation which were contacted, solicited or served by the Employee while employed by the Corporation

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(b)	Enforceability. If any restriction set forth in this Section 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c)	Reasonable Restrictions. The restrictions contained in this Section 4 are necessary for the protection of the business and goodwill of the Corporation and are considered by the employee to be reasonable for such purpose and are not an unreasonable restriction on the Employee’s livelihood. The employee agrees that any breach of this Section 4 will cause the Corporation substantial and irreparable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Corporation shall have the right to seek specific performance and injunctive relief.

Section 5. Other Obligations

Except as otherwise disclosed to the Corporation’s Chief Executive Officer in writing prior to the execution of this Agreement, the execution and performance of this Agreement by the Employee, and the performance by the Employee of his or her employment responsibilities with the Corporation, will not conflict with or result in a breach of or a default under any terms, condition, or provisions of any contract or agreement, including, but not limited to, any employment, confidentiality or non-competition agreements, to which the Employee is a party.

Section 6. Remedies

In the event of a breach or a threatened breach of this Agreement by the Employee, or, in the event the Employee’s employment with the Corporation breaches any other contract to which the Employee is a party, the Corporation shall be entitled to all remedies available at law and equity, including recovery from the Employee of all damages, costs and expenses incurred by the Corporation in protecting or enforcing its rights hereunder, including reasonable attorney’s fees. Nothing in this Agreement shall be deemed a waiver of the Corporation of any rights available under any law, including Maryland Uniform Trade Secrets Act.

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Section 7. Miscellaneous

(a)	Governing Law. This Agreement shall be constructed in accordance with, and shall be governed by, the laws of the State of Maryland.

(b)	Separability. The invalidity or unenforceability of any provision of this Agreement shall not impair the validity or enforceability of any other provision.

(c)	Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter contained herein. This Agreement supersedes any and all prior agreements and understandings between the parties with respect to such subject matter.

(d)	Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of ______, 2000.

BioReliance Corporation

By:

Name:

Title:

Employee Signature

Employee Printed Name

9/25/00

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